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                         Callister Nebeker & McCullough
                           A Professional Corporation
                                Attorneys at Law
                          Gateway Tower East Suite 900
                              10 East South Temple
                           Salt Lake City, Utah 84133



                                  6 August 2001


VIA HAND DELIVERY

Zions Bancorporation
One South Main, Suite 1380
Salt Lake City, Utah 84111


Ladies and Gentlemen:

     We have acted as special Utah counsel to Zions Bancorporation, a Utah corporation (the "GUARANTOR"), in providing this opinion with respect to the registration under the Securities Act of 1933 (the "ACT") of $200,000,000 principal amount of Fixed/Floating Rate Guaranteed Notes due May 15, 2011 (the "NOTES"), issued by Zions Financial Corp., a Delaware corporation (the "COMPANY"), and the guarantees of the payment of principal and interest on the Notes of the Guarantor (the "GUARANTEES" and, together with the Notes, the "SECURITIES"). The Securities will be issued pursuant to the Indenture, dated as of May 24, 2001 (the "INDENTURE"), among the Company, the Guarantor and Chase Manhattan Bank and Trust Company, National Association, as trustee (the "TRUSTEE"). This opinion is being delivered to you pursuant to your request.

     In connection with this representation, we have examined the originals, or copies identified to our satisfaction, of such minutes, agreements, corporate records and filings and other documents necessary to or appropriate for our opinion contained in this letter (the "TRANSACTION DOCUMENTS"). In our examination of the Transaction Documents, we have assumed the genuineness of all signatures which existed on those documents and have assumed the authenticity and regularity of each of the Transaction Documents submitted to us. We have also relied as to certain matters of fact upon representations made to us by public officials, officers and agents of the Company and the Guarantor, and other sources we believe to be responsible.

     For purposes of this opinion, we have assumed that the registration statement relating to the Securities (the "REGISTRATION STATEMENT") will become effective under the Act. Also, we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee, an assumption which we have not independently verified.

     Based upon and in reliance on the foregoing, it is our opinion that, when the Registration Statement has become effective under the Act, the terms of the Securities and of their issuance and exchange have been
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Zions Bancorporation
6 August 2001
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duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Guarantor and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Guarantor, and the Securities have been duly executed and, in the case of the Notes, authenticated in accordance with the Indenture and issued and exchanged as contemplated in the Registration Statement, the Guarantees will constitute valid and legally binding obligations of the Guarantor, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

     Although we have reviewed the Transaction Documents, and have made such inquiries as we deem appropriate under the circumstances, we have not verified independently the existence or absence of all of the facts set forth in each such Transaction Document.

     Our opinion, as set forth herein, is subject to the following further qualifications:

     (A) This opinion speaks only as of its date and you understand that this firm has no obligation to advise you of any changes of law or fact that occur after the date of this opinion, even if the change may affect the legal analysis, a legal conclusion or any informational confirmation in this opinion.

     (B) Members of our firm are admitted to the Bar in the State of Utah. This opinion is limited to the laws of the State of Utah, and we have not been asked to address nor have we addressed or expressed an opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinion is rendered only with respect to Utah laws and the rules, regulations and orders thereunder that are currently in effect.

     We consent to Sullivan & Cromwell relying as to matters of Utah law upon this opinion in connection with the opinion to be rendered by it in conjunction with the Registration Statement. We also hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of New Securities" in the prospectus included therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                        Very truly yours,

                                        CALLISTER NEBEKER & McCULLOUGH
                                        A Professional Corporation

                                        /s/ Callister Nebeker & McCullough


cc:  Harris H. Simmons (via hand delivery)
     W. David Hemingway (via hand delivery)
     Stanley E. Farrar, Esq. (via Federal Express)